NEWS from CPSC

U.S. Consumer Product Safety Commission

Office of Information and Public Affairs	Washington, DC 20207

FOR IMMEDIATE RELEASE July 18, 2002 Release # 02-203	Jakks Pacific Recall Hotline: (800) 554-5516 CPSC Consumer Hotline: (800) 638-2772 CPSC Media Contact: Yolanda Fultz-Morris, (301) 504-0580 Ext. 1219

CPSC, Jakks Pacific Inc. Announce Recall to Replace Certain
Cans of “Smatter” Spray Foam

WASHINGTON, D.C. — In cooperation with the U.S. Consumer Product Safety Commission (CPSC), Jakks Pacific Inc., of Malibu, California is voluntarily recalling approximately 296,000 cans of its aerosol “Smatter” spray foam. If the pressurized can is left in a hot automobile, it can forcefully break apart and cause injury to a nearby consumer.

Jakks Pacific has received eight reports of the aerosol container breaking apart. One child reportedly suffered a minor bump on the head when a can of spray foam broke apart after being in a hot car. In two cases, car windshields were cracked.

Only early production of spray foam with the date codes “0492PT” to “0952PT” stamped on the bottom of the can are involved in this recall. “Smatter” is an aerosol product that sprays a soft foam material from the can when the nozzle is pushed. The product is generally used at parties, celebrations, or games. The spray foam is sold in three different varieties: “Original Smatter,” “Spit Smatter,” and “Fatter Smatter.” “SMATTER” appears in large print on the can and on the cardboard packaging. “NickelodeonTM” is written on the orange handle. “Made in China” is written the back of the product.

Discount department and toy stores sold the recalled “Smatter” products nationwide from February 2002 through June 5, 2002 for about $10.

Consumers should immediately take the recalled “Smatter” away from children and contact Jakks Pacific, Inc. at (800) 554-5516 between 9 a.m. and 5 p.m. PT Monday through Friday, for information on receiving a free replacement “Smatter” product. Never leave any aerosol can in a hot car because it could break apart, possibly causing injury.

Send the link for this page to a friend! The U.S. Consumer Product Safety Commission protects the public from unreasonable risks of injury or death from 15,000 types of consumer products under the agency’s jurisdiction. To report a dangerous product or a product-related injury, call CPSC’s hotline at (800) 638-2772 or CPSC’s teletypewriter at (800) 638-8270, or visit CPSC’s web site at www.cpsc.gov/talk.html. Consumers can obtain this release and recall information at CPSC’s web site at www.cpsc.gov.